Registration No. 333-______

As filed with the Securities and Exchange Commission on December 10, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN HEAVEN GROUP HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

No. 8 Banhouhaichuan Rd

Xiqin Town, Yanping District

Nanping City, Fujian Province, China 353001

(Address of principal executive offices, including zip code)

Golden Heaven Group Holdings Ltd. December 2024 Equity Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including areas code, of agent for service)

Copies to:

Henry Yin, Esq.	Alex Weniger-Araujo, Esq.
Benjamin Yao, Esq.	Loeb & Loeb LLP
Loeb & Loeb LLP	345 Park Avenue
2206-19 Jardine House	New York, New York 10154
1 Connaught Place	212 407-4000
Central, Hong Kong SAR
+852 3923-1111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by the Registrant to register 5,000,000 Class A ordinary shares, par value $0.005 per share, that may be issued the Golden Heaven Group Holdings Ltd. December 2024 Equity Incentive Plan.

This Registration Statement also includes a reoffer prospectus that may be used for the offer and sale of “control securities,” as such term is defined in General Instruction C to Form S-8, which have been or will be acquired pursuant to the Plan by officers and directors of the Company who may be deemed to be “affiliates” of the Company, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). The reoffer prospectus contained herein has been prepared in accordance with the requirements of General Instruction C of Form S-8 and Part I of Form F-3.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to recipients of the grants under the Plan as specified by the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) of the Securities Act, and will include the address and telephone number to which the request is to be directed.

Reoffer Prospectus

5,000,000 Class A Ordinary Shares

Golden Heaven Group Holdings Ltd.

This reoffer prospectus relates to 5,000,000 of our Class A ordinary shares, par value $0.005 (“Class A Ordinary Shares”), that may be reoffered or resold, from time to time, by certain selling shareholders (the “Selling Shareholders”) described in this reoffer prospectus, all of whom are deemed to be our “affiliates,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), and that have been acquired, or will be acquired, under the Golden Heaven Group Holdings Ltd. December 2024 Equity Incentive Plan (the “Plan”), which was adopted effective on December 9, 2024.

The Selling Shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their Class A Ordinary Shares on any stock exchange, market, or trading facility on which the Class A Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the sale or other disposition of the Class A Ordinary Shares by the Selling Shareholders.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “GDHG.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 10 of this reoffer prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

We are an offshore holding company incorporated in the Cayman Islands. We have no material operations of our own and conduct substantially all our operations through the Chinese operating entities. We directly hold 100% equity interests in the Chinese operating entities and do not currently adopt any variable interest entity (“VIE”) contractual agreements between the entities. Investors in our securities are purchasing equity interests in the Cayman Islands holding company, and not in the Chinese operating entities. Investors in our securities may never hold equity interests in the Chinese operating entities. Our operating structure involves unique risks to investors. The Chinese regulatory authorities could disallow our operating structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares, and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—The Chinese government exerts substantial influence over the manner in which the operating entities conduct their business activities, may intervene or influence such operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in such operations and the value of our securities, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or be worthless” in our most recent annual report on Form 20-F for the fiscal year ended September 30, 2023, filed with the SEC on February 15, 2024 (the “2023 Annual Report”). As used in this reoffer prospectus, terms such as the “Company,” “we,” “us,” “our company,” or “our” refer to Golden Heaven Group Holdings Ltd., unless the context suggests otherwise, and when describing Golden Heaven Group Holdings Ltd.’s consolidated financial information, such terms shall also include the Chinese operating entities. For further information on our corporate structure, see “Prospectus Summary—Our Corporate Structure.”

As substantially all of our operations are conducted by the operating entities in China, we are subject to the associated legal and operational risks, including risks related to the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations, which risks could result in a material change in our operations and/or cause the value of our securities to significantly decline or become worthless, and affect our ability to offer or continue to offer securities to investors. The PRC government have adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this reoffer prospectus, neither we nor the Chinese operating entities have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, AllBright Law Offices (Fuzhou), we are not subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” under the Cybersecurity Review Measures that became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—Recent greater oversight by the CAC over data security could adversely impact the operating entities’ business” in the 2023 Annual Report.

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the “Trial Measures,” and five supporting guidelines, which came into effect on March 31, 2023. According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or “the CSRC Notice,” domestic companies that have already been listed overseas before the effective date of the Trial Measures (namely, March 31, 2023) shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings, excluding issuance of securities for the implementation of equity incentive plans, conversion of provident funds into an increase in company capital, distribution of stock dividends, and share division. As advised by our PRC counsel, AllBright Law Offices (Fuzhou), as this offering is an issuance of securities for the implementation of the Company’s equity incentive plan, we are not required to complete filing procedures with the CSRC. However, in the event that we intend to undertake new offerings or fundraising activities in the future, we should ensure compliance with the relevant regulations and file for compliance accordingly. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—The approval and/or other requirements of the CSRC or other PRC government authorities may be required in connection with offerings under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval” in the 2023 Annual Report. Other than the foregoing, as of the date of this reoffer prospectus, according to our PRC counsel, AllBright Law Offices (Fuzhou), no relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC or any other PRC governmental authorities for our overseas listing. As of the date of this reoffer prospectus, neither we nor the Chinese operating entities have received any inquiry, notice, warning, or sanctions regarding our overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of the Chinese operating entities, our ability to accept foreign investments, and our listing on a U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implement rules that require us or the Chinese operating entities to obtain regulatory approval from Chinese authorities for listing in the U.S.

In addition, our Class A Ordinary Shares may be delisted from a national exchange or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor for two consecutive years. On December 16, 2021, the PCAOB issued its determinations that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our auditor, ASSENTSURE PAC, is headquartered in Singapore, will be inspected by the PCAOB on a regular basis, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. On August 26, 2022, the PCAOB signed a Statement of Protocol Agreement (the “SOP”) with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establish a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. See “Item 3. Key Information—D. Risk Factors— Risks Related to Our Class A Ordinary Shares and the Trading Market—Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our future offerings” in the 2023 Annual Report.

As of the date of this reoffer prospectus, we have not maintained any cash management policies that dictate the purpose, amount and procedure for fund transfers among our Cayman Islands holding company, our subsidiaries, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. Our Cayman Islands holding company made a net cash transfer in the amount of approximately $6.19 million to the Chinese operating entities, which amount is derived from the net proceeds raised from our initial public offering. See “Prospectus Summary—Cash Transfers and Dividend Distributions.” As of the date of this reoffer prospectus, our Cayman Islands holding company has not declared or paid dividends or made distributions to the Chinese operating entities or to investors in the past, nor were any dividends or distributions made by a Chinese operating entity to the Cayman Islands holding company. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our Class A Ordinary Shares in the foreseeable future. See “Item 3. Key Information—D. Risk Factors— Risks Related to Our Class A Ordinary Shares and the Trading Market—We currently do not expect to pay dividends in the foreseeable future and you must rely on price appreciation of the Class A Ordinary Shares for return on your investment” in the 2023 Annual Report. Subject to certain contractual, legal and regulatory restrictions, cash and capital contributions may be transferred among our Cayman Islands holding company and the Chinese operating entities. If needed, our Cayman Islands holding company can transfer cash to the Chinese operating entities through loans and/or capital contributions, and the Chinese operating entities can transfer cash to our Cayman Islands holding company through loans and/or issuing dividends or other distributions. There are limitations on the ability to transfer cash between the Cayman Islands holding company, the Chinese operating entities or investors. Cash transfers from the Cayman Islands holding company to the Chinese operating entities are subject to the applicable PRC laws and regulations on loans and direct investment. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business” in the 2023 Annual Report. If any of the operating entities incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to the Cayman Islands holding company. Cash transfers from the Chinese operating entities to the Cayman Islands holding company are also subject to the current PRC regulations, which permit the Chinese operating entities to pay dividends to their shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” in the 2023 Annual Report. Cash transfers from the Cayman Islands holding company to the investors are subject to the restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment” in the 2023 Annual Report. Additionally, to the extent cash or assets in the business is in China or a Chinese operating entity, the funds or assets may not be available to fund operations or for other use outside of China due to interventions in or the imposition of restrictions and limitations on the ability of our Company or the operating entities by the PRC government to transfer cash or assets. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” in the 2023 Annual Report.

As of the date of this reoffer prospectus, Cuizhang Gong beneficially owns 10,000,000, or 100%, of our Class B ordinary shares through YITONG ASIA INVESTMENT PTE. LTD., an exempt private company limited by shares incorporated in Singapore that is 100% owned by Cuizhang Gong. As a result, Cuizhang Gong owns more than a majority of the aggregate voting power of our issued and outstanding ordinary shares. As such, we are a “controlled company” under Nasdaq Listing Rule 5615 and are allowed to follow certain exemptions afforded to a “controlled company” under the Nasdaq Listing Rules. However, we do not intend to avail ourselves of such corporate governance exemptions. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Class A Ordinary Shares and the Trading Market—Since we are a ‘controlled company’ within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders” in the 2023 Annual Report.

We are both an “emerging growth company” and a “foreign private issuer” as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Class A Ordinary Shares and the Trading Market—For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Class A Ordinary Shares and the Trading Market—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies” in the 2023 Annual Report.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this reoffer prospectus. Any representation to the contrary is a criminal offense.

Reoffer prospectus dated December 10, 2024

i

Neither we nor the Selling Shareholders have authorized any other person to provide you with different or additional information other than that contained in this reoffer prospectus. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. We and the Selling Shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus or such other date stated in this reoffer prospectus, and our business, financial condition, results of operations, and/or prospects may have changed since those dates. You should also read this reoffer prospectus together with the additional information described under “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”

This reoffer prospectus may be supplemented from time to time to add, update, or change information in this reoffer prospectus. Any statement contained in this reoffer prospectus will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in a reoffer prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this reoffer prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this reoffer prospectus.

For investors outside the United States: we have not, and the Selling Shareholders have not, taken any action that would permit this offering or possession or distribution of this reoffer prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this reoffer prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this reoffer prospectus outside the United States.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this reoffer prospectus to:

●	“BVI” are to the British Virgin Islands;

●	“China” and the “PRC” are to the People’s Republic of China;

●	“Class A Ordinary Shares” are to Class A ordinary shares of the Company, par value $0.005 per share;

●	“Class B Ordinary Shares” are to Class B ordinary shares of the Company, par value $0.005 per share;

●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

●	“Nasdaq” are to Nasdaq Stock Market LLC;

●	“operating entities” are to the seven subsidiaries that conduct our operations in China, consisting of Nanping Golden Heaven Amusement Park Management Co., Ltd., Changde Jinsheng Amusement Development Co., Ltd., Qujing Jinsheng Amusement Investment Co., Ltd., Tongling Jinsheng Amusement Investment Co., Ltd., Yuxi Jinsheng Amusement Development Co., Ltd., Yueyang Jinsheng Amusement Development Co., Ltd., and Mangshi Jinsheng Amusement Park Co., Ltd.;

●	“ordinary shares” or “Ordinary Shares” are, collectively, to the Class A Ordinary Shares and Class B Ordinary Shares;

●	“RMB” and “Renminbi” are to the legal currency of China;

●	“SEC” are to the United States Securities and Exchange Commission;

●	“Securities Act” are to the Securities Act of 1933, as amended;

●	“U.S.”, “US” or “United States” are to United States of America, its territories, its possessions and all areas subject to its jurisdiction;

●	“US$,” “$,” “USD” and “U.S. dollars” are to the legal currency of the United States; and

●	“we,” “the Company,” “us,” “our company,” “our” are to Golden Heaven Group Holdings Ltd., our Cayman Islands holding company, unless the context suggests otherwise, and also includes its subsidiaries when describing the consolidated financial information of Golden Heaven Group Holdings Ltd.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus and our SEC filings that are incorporated by reference into this reoffer prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this reoffer prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this reoffer prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this reoffer prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Prospectus Summary

Our Corporate Structure

We conduct our operations in China through Nanping Golden Heaven Amusement Park Management Co., Ltd. (“Golden Heaven WFOE”) and its subsidiaries. Golden Heaven WFOE was established as a limited liability company in the PRC on December 14, 2020. Golden Heaven WFOE has 100% equity interests in the following PRC subsidiaries: (i) Changde Jinsheng Amusement Development Co., Ltd., a limited liability company established in the PRC on November 13, 2013, (ii) Qujing Jinsheng Amusement Investment Co., Ltd., a limited liability company established in the PRC on January 28, 2015, (iii) Tongling Jinsheng Amusement Investment Co., Ltd., a limited liability company established in the PRC on April 16, 2015, (iv) Yuxi Jinsheng Amusement Development Co., Ltd., a limited liability company established in the PRC on August 6, 2008, (v) Yueyang Jinsheng Amusement Development Co., Ltd., a limited liability company established in the PRC on April 16, 2015, and (vi) Mangshi Jinsheng Amusement Park Co., Ltd., a limited liability company established in the PRC on July 25, 2017.

We incorporated Golden Heaven Group Holdings Ltd. (“Golden Heaven Cayman”) as an exempted company under the laws of the Cayman Islands on January 8, 2020. We incorporated Golden Heaven Management Ltd (“Golden Heaven BVI”) under the laws of the British Virgin Islands on February 18, 2020, which entity became a wholly owned subsidiary of Golden Heaven Cayman. We incorporated Golden Heaven Group Management Limited (“Golden Heaven HK”) in Hong Kong on February 26, 2020, which entity became a wholly owned subsidiary of Golden Heaven BVI. Golden Heaven HK holds all of the outstanding equity of Golden Heaven WFOE.

We hold 100% equity interests in our PRC subsidiaries, and we do not use a VIE structure. Investors are purchasing securities of the holding company, Golden Heaven Cayman, instead of securities of our operating entities. The following diagram illustrates our corporate structure as of the date of this reoffer prospectus.

Business Overview

We are an offshore holding company incorporated in the Cayman Islands. Through the operating entities in China, we manage and operate amusement parks, water parks and complementary recreational facilities. The parks offer a broad selection of exhilarating and recreational experiences, including both thrilling and family-friendly rides, water attractions, gourmet festivals, circus performances, and high-tech facilities.

Our revenue is primarily generated from the Chinese operating entities’ selling access to rides and attractions, charging fees for special event rentals, and collecting regular rental payments from commercial tenants. Our revenue and net income have remained largely stable over the years. For the fiscal years ended September 30, 2023, 2022 and 2021, our revenue was US$31,786,802, US$41,788,196, and US$38,517,742, respectively, our net income was US$6,549,584, US$14,328,374, and US$13,580,375, respectively, and the number of guest visits at the parks totaled approximately 1.87 million, 2.41 million, and 2.40 million, respectively. Our business is discussed more fully under “Item 4. Information on the Company—B. Business Overview” in the 2023 Annual Report.

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this reoffer prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information—D. Risk Factors” in the 2023 Annual Report.

Risks Related to Doing Business in the PRC (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC” in the 2023 Annual Report)

We face risks and uncertainties related to doing business in the PRC in general, including, but not limited to, the following:

●	adverse changes in economic, political and social conditions of the PRC government could have a material adverse effect on the operating entities’ business (see page 1 of the 2023 Annual Report);

●	the legal system of the PRC is not fully developed and there are inherent uncertainties that may affect the protection afforded to the operating entities’ business and our shareholders (see page 2 of the 2023 Annual Report);

●	the Chinese government exerts substantial influence over the manner in which the operating entities conduct their business activities, may intervene or influence such operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in such operations and the value of our securities, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or be worthless (see page 2 of the 2023 Annual Report);

●	failing to obtain the approval from the National Development and Reform Commission of the PRC (the “NDRC”)’s provincial counterparts or other PRC government authorities may have an adverse effect on the operating entities’ business activities (see page 2 of the 2023 Annual Report);

●	the approval and/or other requirements of the China Securities Regulatory Commission (the “CSRC”) or other PRC government authorities may be required in connection with offerings under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval. (see page 3 of the 2023 Annual Report);

●	recent greater oversight by the Cyberspace Administration of China (the “CAC”) over data security could adversely impact the operating entities’ business (see page 4 of the 2023 Annual Report);

●	PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject the operating entities to liability or penalties, limit our ability to inject capital into the operating entities, limit the operating entities’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us (see page 5 of the 2023 Annual Report);

●	PRC laws and regulations establish more complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China (see page 5 of the 2023 Annual Report);

●	we may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets (see page 6 of the 2023 Annual Report);

●	PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business (see page 6 of the 2023 Annual Report);

●	we may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws. business (see page 7 of the 2023 Annual Report);

●	restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment (see page 7 of the 2023 Annual Report);

●	fluctuations in exchange rates could result in foreign currency exchange losses (see page 7 of the 2023 Annual Report);

●	the enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect the operating entities’ business and results of operations (see page 8 of the 2023 Annual Report);

●	the custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets (see page 8 of the 2023 Annual Report);

●	if we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders (see page 9 of the 2023 Annual Report);

●	the operating entities’ business may be materially and adversely affected if any of the operating entities declares bankruptcy or becomes subject to a dissolution or liquidation proceeding (see page 9 of the 2023 Annual Report);

●	if the operating entities are not in compliance with the relevant PRC tax laws and regulations, our financial condition and results of operations may be negatively affected (see page 10 of the 2023 Annual Report);

●	if we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our operations and reputation and could result in a loss of your investment in our securities, especially if such matter cannot be addressed and resolved favorably (see page 10 of the 2023 Annual Report);

●	it may be difficult for overseas regulators to conduct investigation or collect evidence within China (see page 10 of the 2023 Annual Report); and

●	you may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws (see page 10 of the 2023 Annual Report).

Risks Related to Our Business and Industry (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry” in the 2023 Annual Report)

Risks and uncertainties related to our business include, but are not limited to, the following:

●	the operating entities may not be able to maintain or increase the cost-effectiveness of their entertainment offerings (see page 11 of the 2023 Annual Report);

●	declines in discretionary guest spending and guest confidence, or changes in guest tastes and preferences, could affect the profitability of the operating entities’ business (see page 11 of the 2023 Annual Report);

●	the operating entities may be unable to contract with third-party suppliers for rides and attractions, and construction delays may occur and impact attraction openings (see page 11 of the 2023 Annual Report);

●	financial distress experienced by business partners and other contract counterparties could have an adverse impact on the operating entities (see page 12 of the 2023 Annual Report);

●	the high fixed cost structure of park operations can result in significantly lower margins if revenues decline (see page 12 of the 2023 Annual Report);

●	if the operating entities are unable to conduct marketing activities in a cost-effective manner, our results of operations and financial condition may be materially and adversely affected (see page 12 of the 2023 Annual Report);

●	the operating entities operate in a competitive industry and their revenues, profits or market share could be harmed if they are unable to compete effectively (see page 12 of the 2023 Annual Report);

●	our historical financial and operating results are not indicative of future performance and our financial and operating results may fluctuate (see page 12 of the 2023 Annual Report);

●	the operating entities may not be able to fund capital investment in future projects and may not achieve the desired outcome of their growth initiatives (see page 13 of the 2023 Annual Report);

●	increased labor costs, inability to retain suitable employees, or unfavorable labor relations may adversely affect the business, financial condition or results of operations (see page 13 of the 2023 Annual Report);

●	if the operating entities lose key personnel, their business may be adversely affected (see page 13 of the 2023 Annual Report);

●	the parks managed by the operating entities are located on leased properties, and there is no assurance that the operating entities will be able to renew the leases or find suitable alternative premises upon the expiration of the relevant lease terms (see page 13 of the 2023 Annual Report);

●	if the operating entities’ intellectual property rights are infringed on by third-parties or if the operating entities are alleged or found to have infringed on the intellectual property rights of others, it may adversely affect the business of the operating entities (see page 14 of the 2023 Annual Report);

●	the operating entities’ business depends on the continued success of their brand, and if they fail to maintain and enhance the recognition of their brand, they may face difficulty expanding their business (see page 14 of the 2023 Annual Report);

●	incidents or adverse publicity concerning the parks or the amusement park industry in general could harm the brand, reputation or profitability of the operating entities (see page 14 of the 2023 Annual Report);

●	adverse litigation judgments or settlements resulting from legal proceedings could reduce the profits or negatively affect the business operations of the operating entities (see page 14 of the 2023 Annual Report);

●	bad or extreme weather conditions can reduce park attendance (see page 15 of the 2023 Annual Report);

●	significant revenue is generated in Hunan Province, China. Therefore, any risks affecting that area may materially adversely affect the business of the operating entities (see page 15 of the 2023 Annual Report);

●	the insurance coverage maintained by the operating entities may not be adequate to cover all possible losses and the insurance costs may increase (see page 15 of the 2023 Annual Report);

●	interruptions or failures that impair access to information technology systems could adversely affect the business of the operating entities (see page 15 of the 2023 Annual Report); and

●	the COVID-19 pandemic has disrupted the operating entities’ business and will adversely affect our results of operations and various other factors beyond our control could adversely affect our financial condition and results of operations (see page 15 of the 2023 Annual Report).

Risks Related to Our Class A Ordinary Shares and the Trading Market (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Class A Ordinary Shares and the Trading Market” in the 2023 Annual Report)

In addition to the risks described above, we are subject to general risks and uncertainties related to our Class A Ordinary Shares and the trading market, including, but not limited to, the following:

●	recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our future offerings (see page 16 of the 2023 Annual Report);

●	the dual class structure of our ordinary shares has the effect of concentrating voting control with our Chairman, and her interests may not be aligned with the interests of our other shareholders (see page 18 of the 2023 Annual Report);

●	the dual-class structure of our ordinary shares may adversely affect the trading market for our Class A Ordinary Shares (see page 18 of the 2023 Annual Report);

●	since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders (see page 18 of the 2023 Annual Report);

●	the trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors (see page 19 of the 2023 Annual Report);

●	we are subject to securities class action suits (see page 19 of the 2023 Annual Report);

●	if securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline (see page 19 of the 2023 Annual Report);

●	substantial future sales or perceived potential sales of the Class A Ordinary Shares in the public market could cause the price of the Class A Ordinary Shares to decline (see page 20 of the 2023 Annual Report);

●	we currently do not expect to pay dividends in the foreseeable future and you must rely on price appreciation of the Class A Ordinary Shares for return on your investment (see page 20 of the 2023 Annual Report);

●	you may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law (see page 20 of the 2023 Annual Report);

●	certain judgments obtained against us by our shareholders may not be enforceable (see page 21 of the 2023 Annual Report);

●	there can be no assurance that we will not be a passive foreign investment company (“PFIC”) for United States federal income tax purposes for any taxable year, which could subject United States holders of our Class A Ordinary Shares to significant adverse United States federal income tax consequences (see page 21 of the 2023 Annual Report);

●	for as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies (see page 21 of the 2023 Annual Report);

●	we are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies (see page 22 of the 2023 Annual Report);

●	if we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired (see page 22 of the 2023 Annual Report);

●	our disclosure controls and procedures may not prevent or detect all errors or acts of fraud (see page 22 of the 2023 Annual Report);

●	as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards (see page 22 of the 2023 Annual Report);

●	the requirements of being a public company may strain our resources and divert management’s attention (see page 23 of the 2023 Annual Report);

●	we may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses (see page 23 of the 2023 Annual Report);

●	the obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies (see page 23 of the 2023 Annual Report); and

●	the price of our Class A Ordinary Shares could be subject to rapid and substantial volatility (see page 24 of the 2023 Annual Report).

Permissions Required from PRC Authorities

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, and adopting new measures to extend the scope of cybersecurity reviews.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require that an offshore special purpose vehicle (the “SPV”), formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals, shall obtain the approval of the China Securities Regulatory Commission (the “CSRC”) prior to listing such SPV’s securities on an overseas stock exchange, especially in the event that the SPV acquires shares or an equity interest in the PRC companies by offering the shares of any offshore companies.

On July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued the Measures for Cybersecurity Review (Revision Draft for Comments), or the Measures, for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any online platform operators controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.”

As advised by our PRC legal counsel, AllBright Law Offices (Fuzhou), neither we nor the operating entities are subject to cybersecurity review by the CAC, since neither we nor the operating entities currently have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”, and collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), which stipulate that Chinese-based companies, or the issuer, shall fulfill the filing procedures after the issuer makes an application for initial public offering and listing in an overseas market, and certain overseas offering and listing such as those that constitute a threat to or endanger national security, as reviewed and determined by competent authorities under the State Council in accordance with law, may be prohibited under the Draft Rules Regarding Overseas Listing. On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which will come into effect on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures with the CSRC; if a domestic company fails to complete the filing procedures, such domestic company may be subject to administrative penalties; (2) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application; and (3) companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for their offering and listing, and that will complete their overseas offering and listing prior to September 30, 2023, are not required to make immediate filings for their listing, but need to make filings for subsequent offerings, excluding issuance of securities for the implementation of equity incentive plans, conversion of provident funds into an increase in company capital, distribution of stock dividends, and share division.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), as this offering is issuance of securities for the implementation of the Company’s equity incentive plan, we are not required to complete the filing procedures with the CSRC for compliance. As of the date of this reoffer prospectus, neither we nor any of the PRC subsidiaries have been subject to any investigation, or received any notice, warning, or sanction from the CSRC or other applicable government authorities related to this offering. If we are required to file with the CSRC for this offering, there is no assurance that we can complete such filing in a timely manner or even at all. Any failure by us to comply with such filing requirements may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or continue to offer our securities.

As further advised by our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this reoffer prospectus, we and the operating entities have received from PRC government authorities all requisite permits or licenses needed to engage in the businesses currently conducted in China. Such permits and licenses include our Business License and Special Equipment Registration for Service and Food Business License. The following table provides details on the permits and licenses held by the operating entities.

Company	Permit/License	Issuing authority	Term
Nanping Golden Heaven Amusement Park Management Co., Ltd.	Business License	Nanping City Administration for Market Regulation	Long term
Changde Jinsheng Amusement Development Co., Ltd.	Business License	Changde City Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Changde City Administration for Market Regulation	Starting from October 10, 2018, renewed each year
Qujing Jinsheng Amusement Investment Co., Ltd.	Business License	Qujing City Qilin District Administrative Examination and Approval Bureau	Long term
	Special Equipment Registrations for Service	Qujing City Qilin District Administration for Market Regulation	Starting from around February 2015, renewed each year
Tongling Jinsheng Amusement Investment Co., Ltd.	Business License	Tongling Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Tongling Quality and Technical Supervision Bureau	Starting from around October 2016, renewed each year
Yuxi Jinsheng Amusement Development Co., Ltd.	Business License	Yuxi City Hongta District Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Yuxi City Hongta District Administration for Market Regulation	Starting from September 11, 2017, renewed each year
Yueyang Jinsheng Amusement Development Co., Ltd.	Business License	Yuyang City Junshan District Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Yueyang Quality and Technical Supervision Bureau	Starting from July 2, 2018, renewed each year
Mangshi Jinsheng Amusement Park Co., Ltd.	Business License	Mangshi Administration for Market Regulation	Long term
	Special Equipment Registrations for Service	Mangshi Administration for Market Regulation	Starting from October 24, 2017, renewed each year
	Food Business License	Mangshi Administration for Market Regulation	June 15, 2020 to June 14, 2026

In addition, our Class A Ordinary Shares may be delisted from a national exchange or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor for two consecutive years. On December 16, 2021, the PCAOB issued its determinations that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our auditor, ASSENTSURE PAC, is headquartered in Singapore, will be inspected by the PCAOB on a regular basis, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. On August 26, 2022, the PCAOB signed a Statement of Protocol Agreement (the “SOP”) with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establish a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. See “Item 3. Key Information—D. Risk Factors— Risks Related to Our Class A Ordinary Shares and the Trading Market—Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our future offerings” in the 2023 Annual Report.

Cash Transfers and Dividend Distributions

As of the date of this reoffer prospectus, we have not maintained any cash management policies that dictate the purpose, amount and procedure of fund transfers among our Cayman Islands holding company, our subsidiaries, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. Our Cayman Islands holding company made a net cash transfer in the amount of approximately $6.19 million to the Chinese operating entities, which amount is derived from the net proceeds raised from our initial public offering. As of the date of this reoffer prospectus, our Cayman Islands holding company has not declared or paid dividends or made distributions to the Chinese operating entities or to investors in the past, nor were any dividends or distributions made by a Chinese operating entity to the Cayman Islands holding company. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our Class A Ordinary Shares in the foreseeable future. See “Item 3. Key Information—D. Risk Factors— Risks Related to Our Class A Ordinary Shares and the Trading Market—We currently do not expect to pay dividends in the foreseeable future and you must rely on price appreciation of the Class A Ordinary Shares for return on your investment” in the 2023 Annual Report. Subject to certain contractual, legal and regulatory restrictions, cash and capital contributions may be transferred among our Cayman Islands holding company and the Chinese operating entities. If needed, our Cayman Islands holding company can transfer cash to the Chinese operating entities through loans and/or capital contributions, and the Chinese operating entities can transfer cash to our Cayman Islands holding company through loans and/or issuing dividends or other distributions. There are limitations on the ability to transfer cash between the Cayman Islands holding company, the Chinese operating entities or investors. Cash transfers from the Cayman Islands holding company to the Chinese operating entities are subject to the applicable PRC laws and regulations on loans and direct investment. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business” in the 2023 Annual Report. If any of the operating entities incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to the Cayman Islands holding company. Cash transfers from the Chinese operating entities to the Cayman Islands holding company are also subject to the current PRC regulations, which permit the Chinese operating entities to pay dividends to their shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” in the 2023 Annual Report. Cash transfers from the Cayman Islands holding company to the investors are subject to the restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment” in the 2023 Annual Report. Additionally, to the extent cash or assets in the business is in China or a Chinese operating entity, the funds or assets may not be available to fund operations or for other use outside of China due to interventions in or the imposition of restrictions and limitations on the ability of our Company or the operating entities by the PRC government to transfer cash or assets. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” in the 2023 Annual Report.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law. Under Cayman Islands law, we may only pay dividends out of either profits or share premium account, and provided that in no circumstances may a dividend be paid if it would result in us being unable to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount of future dividends, if any, will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

If we determine to pay dividends on any of Class A Ordinary Shares in the future, as a holding company incorporated in the Cayman Islands, we will be dependent on receipt of funds from our Hong Kong subsidiary, Golden Heaven Group Management Limited.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Golden Heaven Group Management Limited only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other purposes, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in complying with the administrative requirements necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on Class A Ordinary Shares.

Cash dividends, if any, on Class A Ordinary Shares will be paid in U.S. dollars. Golden Heaven Group Management Limited may be considered a non-resident enterprise for PRC tax purposes. Any dividends that our PRC subsidiaries pay to Golden Heaven Group Management Limited may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%.

In order for us to pay dividends to our shareholders, we will rely on payments made from the operating entities in the PRC to Nanping Golden Heaven Amusement Park Management Co., Ltd., from Nanping Golden Heaven Amusement Park Management Co., Ltd. to Golden Heaven Group Management Limited, and the distribution of such payments indirectly to our Company. According to the PRC Enterprise Income Tax Law, such payments from subsidiaries to parent companies in China are subject to the PRC enterprise income tax at a rate of 25%.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (i) the Hong Kong project must be the beneficial owner of the relevant dividends; and (ii) the Hong Kong project must directly hold no less than a 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. As of the date of this reoffer prospectus, Golden Heaven Group Management Limited is more likely to be subject to the 10% withholding tax rate. If Golden Heaven Group Management Limited is considered as a Hong Kong resident enterprise, as stipulated by the Double Tax Avoidance Arrangement and other applicable laws, the withholding tax may be reduced to 5%.

Corporate Information

Our principal executive offices are located at No. 8 Banhouhaichuan Rd, Xiqin Town, Yanping District, Nanping City, Fujian Province, China 353001, and our telephone number is +86 0599 8508022. Our website is jsyoule.com. Information contained on, or available through, our website or any other website does not constitute a part of this reoffer prospectus, and is not deemed incorporated by reference into, this reoffer prospectus. Our registered office in the Cayman Islands is located at the office of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in the 2023 Annual Report, which is incorporated in this reoffer prospectus by reference, as updated by our subsequent filings under the Exchange Act that are incorporated herein by reference, together with all of the other information appearing in this reoffer prospectus or incorporated by reference into this reoffer prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

In addition, we are not a Chinese operating company but a Cayman Islands holding company. We have no material operations of our own and conduct substantially all of the operations through the operating entities in China. Investors are purchasing equity interests in the Cayman Islands holding company, and not in the Chinese operating entities. Investors may never hold equity interests in the Chinese operating entities. We hold 100% equity interests in the operating entities in China, and we do not use a VIE structure. Our operating structure involves unique risks to investors. The Chinese regulatory authorities could disallow our operating structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares, and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

OFFER STATISTICS AND EXPECTED TIMETABLE

The Selling Shareholders may, from time to time, offer and sell any or all of their Class A Ordinary Shares in one or more offerings. The Class A Ordinary Shares offered under this reoffer prospectus may be offered in amounts, at prices, and on terms to be determined at the time of sale. We will keep the registration statement of which this reoffer prospectus is a part effective until such time as all of the Class A Ordinary Shares covered by this reoffer prospectus have been disposed of pursuant to and in accordance with such registration statement.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this reoffer prospectus.

DILUTION

Because the Selling Shareholders who offer and sell Class A Ordinary Shares covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution (if any) to the public arising from these sales.

Reasons for the Offer and Use of Proceeds

We will not receive any proceeds from the sale of any of our Class A Ordinary Shares by the Selling Shareholders. We have agreed to pay all expenses relating to registering the Class A Ordinary Shares covered by this reoffer prospectus. The Selling Shareholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the Class A Ordinary Shares covered hereby.

DESCRIPTION OF SHARE CAPITAL

Information contained under the heading “Item 10. Additional Information” in the 2023 Annual Report is incorporated into this reoffer prospectus by reference.

History of Share Capital

On August 11, 2023, our shareholders approved (i) the increase of the Company’s authorized share capital from US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each, to US$200,000 divided into 2,000,000,000 ordinary shares of par value US$0.0001 each; (ii) the re-designation and re-classification of ordinary shares of the Company into Class A Ordinary Shares and Class B Ordinary Shares.

Effective on September 19, 2024, our shareholders approved the reorganization of the Company’s share capital, where the Company’s authorized share capital of US$210,000 to be divided into: (i) 1,800,000,000 Class A ordinary shares of par value of US$0.0001 each, and (ii) 300,000,000 Class B ordinary shares of par value of US$0.0001 each, be consolidated and divided at a share consolidation ratio of 1:50, such that the authorized share capital of US$210,000 will be divided into: (i) 36,000,000 Class A ordinary shares of par value of US$0.005 each, and (ii) 6,000,000 Class B ordinary shares of par value of US$0.005 each.

As of the date of this reoffer prospectus, our authorized share capital is US$210,000 divided into 36,000,000 Class A Ordinary Shares of par value US$0.005 each and 6,000,000 Class B Ordinary Shares of par value US$0.005 each. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights as set forth in our fourth amended and restated memorandum and articles of association. In respect of matters requiring a vote of all shareholders, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 200 votes per one Class B Ordinary Share. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. During the last three years, no ordinary shares were issued in exchange for consideration other than cash.

SELLING SHAREHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Shareholder; (b) the aggregate of (i) the number of Class A Ordinary Shares held by each Selling Shareholder as of the date of this reoffer prospectus, and (ii) the number of shares to be issued to each Selling Shareholder under the Plan that are being registered pursuant to this Registration Statement for resale by each Selling Shareholder as of the date of this reoffer prospectus; (c) the number of Class A Ordinary Shares that each Selling Shareholder may offer for sale from time to time pursuant to this reoffer prospectus, whether or not such Selling Shareholder has a present intention to do so; and (d) the number of Class A Ordinary Shares to be beneficially owned by each Selling Shareholder following the sale of all shares that may be so offered pursuant to this reoffer prospectus, assuming no other change in ownership of Class A Ordinary Shares by such Selling Shareholder after the date of this reoffer prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

To our knowledge, none of our officers and directors have a present intention to offer Class A Ordinary Shares for sale, although they retain the right to do so.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

	Principal			Number of
	Position	Shares Owned Prior to		Shares	Shares Beneficially
	with the	Resale (2)		Offered for	Owned After Resale (2)
Selling Shareholders	Company (1)	Number	Percent	Resale	Number	Percent
Jing Xu	Chief Executive Officer and Chairman of the Board of Directors	0	0%	700,000	0	0%
Jinhua Wang	Director	0	0%	700,000	0	0%

*	Indicates less than 1%

(1)	All positions described are with the Company, unless otherwise indicated.

(2)	Percentage is computed with reference to 29,323,604 Class A Ordinary Shares issued as of the date of this reoffer prospectus and the 5,000,000 Class A Ordinary Shares reserved for issuance under the Plan, and assumes for each Selling Shareholder the sale of all shares offered by that particular Selling Shareholder under this reoffer prospectus.

The Company may supplement this reoffer prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Shareholders or any new Selling Shareholders, the number of securities offered for resale and the position, office, or other material relationship which a Selling Shareholder has had within the past three years with the Company or any of its predecessors or affiliates.

Plan of Distribution

In this section of the reoffer prospectus, the term “Selling Shareholder” means and includes:

●	the persons identified in the table above as the Selling Shareholders;

●	those persons whose identities are not known as of the date hereof but may in the future be eligible to acquire Class A Ordinary Shares under the Plan; and

●	any of the donees, pledgees, distributees, transferees, or other successors in interest of those persons referenced above who may: (a) receive any of the Class A Ordinary Shares offered hereby after the date of this reoffer prospectus and (b) offer or sell those shares hereunder.

The Class A Ordinary Shares offered by this reoffer prospectus may be sold from time to time directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents, or other intermediaries. The Selling Shareholders as of the date of this reoffer prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Class A Ordinary Shares offered hereby. The distribution of the Class A Ordinary Shares by the Selling Shareholders may be effected: in one or more transactions that may take place on the Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Shareholders, or through market makers, dealers, or underwriters acting as principals who may resell these shares on the Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with sales of our Class A Ordinary Shares.

The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of our Class A Ordinary Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our Class A Ordinary Shares. The broker-dealer may then resell or otherwise transfer such Class A Ordinary Shares pursuant to this reoffer prospectus.

The Selling Shareholders also may lend or pledge our Class A Ordinary Shares to a broker-dealer. The broker-dealer may sell the Class A Ordinary Shares so lent, or, upon a default, the broker-dealer may sell the pledged Class A Ordinary Shares pursuant to this reoffer prospectus. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

The Selling Shareholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Class A Ordinary Shares by the Selling Shareholders.

Although the Class A Ordinary Shares covered by this reoffer prospectus are not currently being underwritten, the Selling Shareholders or their underwriters, brokers, dealers, or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of the Class A Ordinary Shares may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Class A Ordinary Shares offered hereby may not simultaneously engage in market making activities with respect to the Class A Ordinary Shares for a period of up to five days preceding such distribution. The Selling Shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Shareholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Class A Ordinary Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Class A Ordinary Shares may not be sold unless they are registered or qualified for sale in such states, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses, and fees in connection with the registration of the Class A Ordinary Shares offered hereby. The Selling Shareholders, however, will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the Class A Ordinary Shares offered pursuant to this reoffer prospectus. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Shareholders will sell any or all of the securities offered by them hereby.

TAXATION

Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this reoffer prospectus are set forth in “Item 10. Additional Information—E. Taxation” in the 2023 Annual Report, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act that are incorporated by reference and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this reoffer prospectus. See “Incorporation of Documents by Reference” below.

MATERIAL CHANGES

Three putative class action lawsuits were filed on December 8, 2023, December 19, 2023 and January 17, 2024 by certain shareholders against the Company, our then Chief Executive Officer, Qiong Jin, our Chief Financial Officer, Jinguang Gong and our independent directors in the Supreme Court of the State of New York (Case No. 161978/2023) and United States District Court for the Central District of California (Case No. 2:23-cv-10619-HDV-SK and Case No. 2:24-cv-00423-SVW-AJR). The above two complaints filed in United States District Court for the Central District of California on behalf of persons or entities who purchased or otherwise acquired publicly traded securities of the Company during the class period assert claims that plaintiffs were economically damaged, and generally allege that the referenced defendants violated sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, by making allegedly false and misleading statements regarding, among other matters, the Company’s business operations, management, financial condition and prospects. Plaintiffs in the matter filed in the United States District Court for the Central District of California filed motion to consolidate the two matters and appoint lead plaintiff and lead counsel. The Court held a hearing on the motions on April 11, 2024, consolidated the actions, appointed Rahul Patange (“Patange”) as Lead Plaintiff in the consolidated action, and Pomerantz LLP as lead counsel. The consolidated action will now proceed under the Case No. 2:23-cv-10619-HDV-SK. The parties have agreed on a briefing schedule for the Lead Plaintiff to file an amended complaint and for defendants to respond to the newly amended complaint. The above complaint filed in the Supreme Court of the State of New York on behalf of persons or entities who purchased or otherwise acquired publicly traded securities of the Company during the class period asserts claims that the plaintiffs were economically damaged, and generally alleges that the defendants violated sections 11 and 15 of the Securities Exchange Act of 1933, as amended, by making allegedly inaccurate, untrue and misleading statements regarding, among other matters, the Company’s business operations, management, financial condition and prospects. Plaintiffs amended the Supreme Court of the State of New York complaint on February 14, 2024. On April 15, 2024, Revere Securities, LLC and R.L. Lafferty & Co. (collectively, the “Underwriter Defendants”) filed a cross-claim in the New York matter against the Company for indemnification pursuant to the Underwriter Agreement dated, April 11, 2023. The Company is actively conducting a legal internal investigation pertaining to the allegations presented in these complaints. As of the date of this prospectus, the Company has only filed an answer to the Supreme Court of the State of New York amended complaint and the Underwriter Defendants’ cross-claims. The Company strongly denies any wrongdoing, and intends to vigorously defend all of the matters. Since the lawsuits are still in the preliminary stage, the Company is currently unable to estimate the potential outcome, if any, associated with the resolution of the lawsuits.

On February 8, 2024, the Company received a written notification letter (the “Notification Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that it is not in compliance with the minimum bid price requirement set forth in the Nasdaq Listing Rules for continued listing on the Nasdaq. The Notification Letter does not impact the Company’s listing on Nasdaq at this time. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided 180 calendar days, or until August 6, 2024, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the Company’s Class A Ordinary Shares must have a closing bid price of at least US$1.00 for a minimum of 10 consecutive business days. In the event the Company does not regain compliance by August 6, 2024, the Company may be eligible for additional time to regain compliance or may face delisting. The Company’s business operations are not affected by the receipt of the Notification Letter. On October 17, 2024, the Company received a written notification from the Nasdaq informing the Company that it has regained compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2) and Nasdaq has determined to continue the listing of the Company’s securities on Nasdaq.

On November 18, 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors. The investors agreed to subscribe for and purchase from the Company, through a private placement, a total of 20,000,000 Class A Ordinary Shares for a total purchase price of US$25.2 million. In the event that the Company fails to meet certain operational and financial targets by September 30, 2027, the Company will issue up to 10,000,000 Class A Ordinary Shares to the investors for no additional consideration. The Company will use the proceeds from issuance of Class A Ordinary Shares for acquisition, upgrade, development, operation and maintenance of parks. In addition, pursuant to the Securities Purchase Agreement, the Company will issue warrants (the “Warrants”) to the investors granting the investors the right to purchase up to 40,000,000 Class A Ordinary Shares in aggregate at an exercise price of US$1.386. The Warrants will expire five (5) years after issuance. The Warrants contain standard adjustments to the exercise price.

On November 18, 2024, the Company entered into a series of amendments to warrant with existing holders of warrants, pursuant to which, (i) the exercise price were amended to be US$1.386, and (ii) the existing holders of warrants agreed to exercise their respective warrants in whole concurrently with execution of such amendment.

Except as otherwise described in the 2023 Annual Report, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this reoffer prospectus or the applicable prospectus supplement, no reportable material changes have occurred since September 30, 2023.

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by AllBright Law Offices (Fuzhou). If legal matters in connection with offerings made pursuant to this reoffer prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of Golden Heaven Group Holdings Ltd. and its subsidiaries appearing in the 2023 Annual Report have been audited by ASSENTSURE PAC, an independent registered public accounting firm, as set forth in their report thereon, and as incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of ASSENTSURE PAC is located at UEN-201816648N, 180B Bencoolen Street 03-01, The Bencoolen, Singapore 189648.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this reoffer prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this reoffer prospectus shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

We hereby incorporate by reference into this reoffer prospectus the following documents:

(1)	our annual report on Form 20-F for the fiscal year ended September 30, 2023, filed with the SEC on February 15, 2024;

(2)	our reports of foreign private issuer on Form 6-K filed with the SEC on February 22, 2024, March 6, 2024, April 19, 2024, June 14, 2024, July 3, 2024, July 16, 2024, July 30, 2024, August 9, 2024, September 11, 2024, September 16, 2024, October 15, 2024, October 18, 2024, November 13, 2024, and November 19, 2024;

(3)	the description of the Company’s ordinary shares contained in Item 1 of the registration statement on Form 8-A12B (File No. 001-41675) filed with the SEC on March 30, 2023, the description of securities contained in exhibit 2.2 to the 2023 Annual Report filed with the SEC on February 15, 2024 and descriptions contained in Form 6-K filed with the SEC on August 11, 2023 and Form 6-K filed with the SEC on September 11, 2024, and any amendment or report filed for the purpose of updating such description;

(4)	any future annual reports on Form 20-F filed with the SEC after the date of this reoffer prospectus and prior to the termination of the offering of the securities offered by this reoffer prospectus; and

(5)	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this reoffer prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this reoffer prospectus forms a part.

The 2023 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this reoffer prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this reoffer prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this reoffer prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this reoffer prospectus on the written or oral request of that person made to:

Golden Heaven Group Holdings Ltd.

No. 8 Banhouhaichuan Rd

Xiqin Town, Yanping District

Nanping City, Fujian Province, China 353001

+86 0599 8508022

You should rely only on the information that we incorporate by reference or provide in this reoffer prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this reoffer prospectus by reference is accurate as of any date other than the date of the document containing the information.

Where You Can Find ADDITIONAL Information

As permitted by SEC rules, this reoffer prospectus omits certain information and exhibits that are included in the registration statement of which this reoffer prospectus forms a part. Since this reoffer prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this reoffer prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this reoffer prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits: (a) political and economic stability; (b) an effective judicial system; (c) a favorable tax system; (d) the absence of exchange control or currency restrictions; and (e) the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

We conduct a substantial amount of our operations in China, and a substantial amount of our assets are located in China. A majority our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final and conclusive;

(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. As the courts of the Cayman Islands have yet to rule on making such a determination, it is uncertain whether such civil liability judgments from United States courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Our PRC legal counsel, AllBright Law Offices (Fuzhou), has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Our PRC legal counsel, AllBright Law Offices (Fuzhou), has advised us that the PRC Civil Procedures Law governs the recognition and enforcement of foreign judgments. PRC courts may recognize and enforce foreign judgments in accordance with the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. According to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

In addition, there is uncertainty as to whether the courts of the BVI or Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the British Virgin Islands or Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to British Virgin Islands law as to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the British Virgin Islands as penal or punitive in nature. If such a determination is made, the courts of the British Virgin Islands are also unlikely to recognize or enforce the judgment against a British Virgin Islands company. Because the courts of the British Virgin Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the British Virgin Islands. Although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the federal or state courts of the United States, in certain circumstances a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the High Court of the British Virgin Islands, provided such judgment:

●	is given by a foreign court of competent jurisdiction and such foreign court had proper jurisdiction over the parties subject to such judgment;

●	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

●	is final;

●	no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI;

●	is not in respect of taxes, a fine, a penalty or similar fiscal or revenue obligations of the company;

●	was not obtained in a fraudulent manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the British Virgin Islands.

In appropriate circumstances, a BVI Court may give effect in the BVI to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States could be enforceable in Hong Kong. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Class A Ordinary Shares and the Trading Market—Certain judgments obtained against us by our shareholders may not be enforceable” in the 2023 Annual Report.

5,000,000 Class A Ordinary Shares

GOLDEN HEAVEN GROUP HOLDINGS LTD.

REOFFER PROSPECTUS

December 10, 2024

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Golden Heaven Group Holdings Ltd. (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and, accordingly, files periodic reports and other information with the Commission. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the SEC’s Web site is “http://www.sec.gov”. The following documents are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 20-F for the fiscal year ended September 30, 2023, filed with the SEC on February 15, 2024,

(b) The Company’s Current Reports on Form 6-K furnished to the SEC on February 22, 2024, March 6, 2024, April 19, 2024, June 14, 2024, July 3, 2024, July 16, 2024, July 30, 2024, August 9, 2024, September 11, 2024, September 16, 2024, October 15, 2024, October 18, 2024, November 13, 2024, and November 19, 2024; and

(c) The description of the Company’s ordinary shares contained in Item 1 of the registration statement on Form 8-A12B (File No. 001-41675 ) filed with the SEC on March 30, 2023, the description of securities contained in exhibit 2.2 to the 2023 Annual Report filed with the SEC on February 15, 2024 and descriptions contained in Form 6-K filed with the SEC on August 11, 2023 and Form 6-K filed with the SEC on September 11, 2024.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act and, to the extent specifically designated therein, reports on Form 6-K furnished by the Registrant to the SEC, in each case, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public policy, such as providing indemnification against the indemnified person's own fraud, dishonesty, willful default or willful neglect or against the consequences of committing a crime.

Our fourth amended and restated memorandum and articles of association provide that to the extent permitted by law, the Company shall indemnify each existing or former director, secretary and other officer and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director, secretary and other officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former director’s, secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director, secretary and other officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former director, secretary and other officer, however, shall be indemnified in respect of any matter arising out of his own fraud, willful default or willful neglect. See our fourth amended and restated memorandum and articles of association filed as Exhibit 4.2 to this registration statement.

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we have agreed to indemnify our directors and executive officers against all liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company to the fullest extent permitted by law with certain limited exceptions. The form of indemnification agreement is filed as Exhibit 4.1 to the 2023 Annual Report, which is incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nanping, People’s Republic of China.

Golden Heaven Group Holdings Ltd.

Date: December 10, 2024	By:	/s/ Jin Xu
Jin Xu
Chief Executive Officer, Chairman of the Board of Directors, and Director

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Jin Xu and Jinguang Gong, and each of them, individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jin Xu	Chief Executive Officer (Principal Executive Officer),	December 10, 2024
Jin Xu	Chairman of Board of Directors and Director

/s/ Jinguang Gong	Chief Financial Officer	December 10, 2024
Jinguang Gong	(Principal Accounting and Financial Officer)

/s/ Jinhua Wang	Director	December 10, 2024
Jinhua Wang

/s/ Bin Chen	Independent Director	December 10, 2024
Bin Chen

/s/ Daofu Lin	Independent Director	December 10, 2024
Daofu Lin

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of Golden Heaven Group Holdings Ltd., has signed this registration statement thereto in New York, NY on December 10, 2024.

Cogency Global Inc.

Authorized U.S. Representative

By:	/s/ Collen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Exhibit	Description

4.1	Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1 (File No. 333-268166) initially filed with the SEC on November 4, 2022)
4.2*	Fourth Amended and Restated Memorandum and Articles of Association
5.1*	Opinion of Ogier as to the legality of the securities being registered
10.1*	Golden Heaven Group Holdings Ltd. December 2024 Equity Incentive Plan
23.1*	Consent of ASSENTSURE PAC
23.2*	Consent of Ogier (included as Exhibit 5.1)
23.3*	Consent of AllBright Law Offices (Fuzhou)
24.1	Power of Attorney (included on signature page hereof)
107*	Filing Fee Table

*	Filed herewith.